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                                                                EXHIBIT 55

                             PENNZOIL HAS THE MOST
                                 RECOGNIZED AND
                             POWERFUL BRAND NAME IN
                                 THE INDUSTRY.


                     [graphic: Pennzoil sponsored Indy car]


        Pennzoil has the most recognized and powerful brand name in the automotive products industry. Among our achievements:

        -- Eleven consecutive years as the number one selling motor oil in the United States.

        -- A 21% share of the U.S. motor oil market.

        -- Five consecutive years as the top automotive products "power brand," as ranked by Discount Store News.

[graphic: Jiffy Lube logo]                  [graphic: Pennzoil brand products]

        Through its wholly owned subsidiary, Jiffy Lube, Pennzoil also leads the fast oil change business, the most rapidly growing segment of the U.S. motor oil market.

        Pennzoil has built shareholder value by leveraging this enviable market position. We are continuing to grow our consumer products businesses by extending the brand name into new products, adding market share and entering new high-growth international markets.

        These and other initiatives now under way are designed to create substantial additional value by further strengthening and expanding these valuable brands.

        Pennzoil's marketing operations:




                             IT'S ALL ABOUT VALUE.


                                [Pennzoil Logo]